EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountant's report on internal control.

EXHIBIT B:
  Attachment to item 77G:
  Defaults and arrears on senior securities

EXHIBIT C:
  Attachment to item 77O:
  Transactions effected pursuant to Rule 10f-3

 Attachment to item 77Q3:
 NSAR certification - filed as:  EX-99.77Q3 CERT

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EXHIBIT A:

Report of Independent Accountants
To the Board of Trustees and Shareholders of AB Funds Trust:

In planning and performing our audit of the financial statements of AB Funds Trust (the "Trust") for the period ended December 31, 2002, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, which we consider to be material weaknesses as defined above as of December 31, 2002.

This report is intended solely for the information and use of the Board of Trustees, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ PricewaterhouseCoopers LLP
February 12, 2003



EXHIBIT B:
Question 77-G Securities in Default.

SECURITY        DEFAULT REASON   DATE OF     AMOUNT/     TOTAL AMOUNT
                                 DEFAULT   $1000 SHARES   IN DEFAULT

NTL Communication Corp
                Bankruptcy       04/01/02       550       $592,705

NRG Energy      Bankruptcy       04/01/02       530       $556,875
NRG Energy      Bankruptcy       04/01/02       100       $105,640

Worldcom        Bankruptcy       01/15/02      3900     $4,064,585
Worldcom        Bankruptcy       05/15/02       700       $712,269
Worldcom        Bankruptcy       05/15/02       800       $815,424
Worldcom        Bankruptcy       05/15/02      12000   $12,231,359

Adelphia       Bankruptcy        11/15/01       250       $267,195
Adelphia       Bankruptcy        04/01/02       250       $258,214



EXHIBIT C:
AB FUNDS TRUST
Medium-Duration Bond Fund

Quarterly Report from Adviser for the Quarter Ended September 30, 2002 PROCEDURES PURSUANT TO RULE 10F-3*


Name of Underwriters
Lehman Brothers, Banc One
Capital Markets, Credit
Suisse First Boston Corp.,
Goldman, Sachs & Co., J.P.
Morgan Securities, Salomon
Smith Barney, Wachovia
Securities Inc.

Name of Issuer
Liberty Property Trust

Title of Security
LRY 6-3/8
08-15/12

Date of Prospectus of First Offering
8-19-02

Amount of Total Offering
$235,000,000

Unit Price
99.558

Underwriting Spread or Commission
0.65%

Rating
Baa2/BBB/BBB

Maturity Date
8-15-12

Current Yield
6.403%

Yield to Maturity
6.436%

Subordination Features
Senior Notes

Nature of Political Entity, if any, including in the case of revenue bonds, underlying entity supplying the revenue

Total Par Value of Bonds Purchased
450,000

Dollar Amount of Purchases
$448,011

Number of Shares Purchased
450,000

Years of Continuous Operation (excluding municipal securities. See 25(d))
The company has been in continuous operation for greater than three years.

% of Offering Purchased by Fund
0.192%

% of Offering Purchased by Associated Funds
0.766%

Sum of (18) and (19)**
0.958%

% of Fund's Total Assets Applied to Purchase
0.2%

Name(s) of Underwriter(s) or Dealer(s) from whom Purchased
Lehman Brothers

Is the Adviser, any Subadviser or any person of which the Adviser or Subadviser is an "affiliated person," a Manager or Co-Manager of Offering?
Yes

Were Purchases Designated as Group Sales or otherwise allocated to the Adviser, any Subadviser or any person of whom the Adviser or Subadviser is an "affiliated person"?
No

Have the following conditions been satisfied:

(a) The securities were part of an issue registered under the Securities Act of 1993, as amended, which is being offered to the public, or were municipal securities, as defined in Section 3(a)(29) of the Securities Exchange Act of 1943, or were securities sold in an Eligible Foreign
Offering or were securities sold in an
Eligible Rule 144A Offering?
Yes

(b) The securities were purchased prior to the end of the first day on which any sales to the public were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities (except, in the case of an Eligible Foreign
Offering, for any rights to purchase
required by law to be granted to existing security holders of the issue) or, if a rights offering, the securities were purchased on or before the fourth day preceding the day on which the rights offering terminated.
Yes

(c) The underwriting was a firm commitment underwriting?
Yes

(d) With respect to any issue of municipal securities to be purchased, did the securities receive an investment grade rating from at least one unaffiliated nationally recognized statistical rating organization, or, if the issuer of the municipal securities to be purchased, or the entity supplying the revenues from which the issue is to be paid, shall have been in continuous operation for less than three years (including the operation of any predecessors), did the securities receive one of the three highest ratings from one such rating organization?
Yes

*	Rule 10f-3 procedures allow the Medium-Duration Bond Fund
under certain conditions to purchase securities during the existence of an underwriting or selling syndicate, a principal underwriter of which Goldman, Sachs & Co. or any of its affiliates or a principal underwriter of which is an officer, director, member of an advisory board, investment adviser, or employee of Goldman Sachs Trust.

**	May not exceed, when added to purchases of other investment
companies advised by Goldman, Sachs & Co. and its affiliates, 25% of the principal amount of the class of securities being offered in any concurrent offering.